UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                          January 28, 2022

MEDMEN ENTERPRISES INC

(Exact name of registrant as specified in its charter)

British Columbia	000-56199	98-1431779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10115 Jefferson Boulevard, Culver City, CA 90232

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code                   (424) 330-2082

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 2, 2022, MedMen Enterprises Inc. (the “Company” or “MedMen”) and its wholly-owned subsidiary, MM CAN USA, Inc., entered into a Sixth Modification to Senior Secured Commercial Loan Agreement (“Sixth Modification”) with Hankey Capital, LLC extending the maturity date of the term loans (the “Term Loans”) under, and making certain amendments to, the Commercial Loan Agreement, dated as of October 1, 2018 (as amended, restated, supplemented and/or otherwise modified, the “Commercial Loan Agreement”). As of the date of the Sixth Modification, the Term Loans had an aggregate outstanding principal balance of approximately US$114.3 million.

The Sixth Modification extends the stated maturity date of January 31, 2022 of the Term Loans for a period of six months; either July 31, 2022, with respect to certain Term Loans, and August 1, 2022, with respect to other Term Loans. The Sixth Modification makes no changes to the current interest rate. The Sixth Modification provides that definitive documentation with respect to the conditional purchase of the Term Loans from the lenders by Superhero Acquisition, L.P., a lender under the Company’s Senior Secured Convertible Securities Purchase Agreement dated August 17, 2021 (the “Convertible Facility”), must be entered into within 40 days or the Term Loans become due immediately following such time.

The Sixth Modification requires that the Company make a mandatory prepayment of at least $37.5 million in the event of the sale of certain assets. Also, covenants related to certain strategic actions MedMen must implement if it is unable to pay the Term Loans by the extended stated maturity date have been added.

The Company agreed to prepay US$20.0 million on the Term Loans and pay a fee of US$1.0 million to the Term Loan lenders in consideration of the Sixth Modification, which fee was paid in Class B Subordinate Voting Shares (“Shares”) with a deemed price of US$0.12447 (C$0.15825) for a total of 8,021,593 Shares (the “Fee Shares”), with any difference in realized net proceeds that is less than US$1.0 million from the sale of the Fee Shares during a 30-day period, to the extent such Fee Shares are sold, reimbursed in cash. The Company agreed to file with the Securities and Exchange Commission a registration statement on Form S-1 registering for resale the Fee Shares.

The issuance of the Fee Shares as part of the Sixth Modification triggered the right of holders of convertible notes under the Convertible Facility to be issued five-year warrants in order to maintain their pro rata ownership interest (on a partially diluted basis) in the Shares. A total of 6,682,567 warrants (the “Top-up Warrants”), each entitling the holder to purchase one Share at a purchase price of US$0.1615 (C$0.205), will be issued to the holders of convertible notes under the Convertible Facility.

The foregoing description of the Sixth Modification does not purport to be complete and is qualified in its entirety by reference to such exhibit when filed.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Sixth Modification set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information regarding the Sixth Modification set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.04.

Item 3.02	Unregistered Sales of Equity Securities.

The information regarding the issuance of the Fee Shares and the Top-up set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.02. Such securities were issued and sold in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Each of the investors has represented to the Company, among other things, that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act). The offer and sale of such securities and the Shares issuable upon exercise thereof, as applicable, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 28, 2022, Errol Schweizer resigned from the board of directors of the Company, effective immediately. Mr. Schweizer’s decision to resign was not the result of any dispute or disagreement with the Company on any matter relating to the Company’s operation, policies (including accounting or financial policies) or practices.

Item 7.01	Regulation FD Disclosure.

On February 2, 2022, the Company issued a press release regarding the Sixth Modification. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is hereby furnished pursuant to this Item 7.01. The information disclosed under this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit
99.1	Press Release dated February 2, 2022

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 3, 2022	MEDMEN ENTERPRISES INC

/s/ Reece Fulgham
	By:	Reece Fulgham
	Its:	Chief Financial Officer

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